UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO.  )*

                            MCK Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    58124310
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                   [ ] Rule 13d-1(b)
                   [ ] Rule 13d-1(c)
                   [X] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 39 Pages

---------------------                                        -------------------
CUSIP NO.    58124310                    13G                 PAGE 2 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Ventures IV, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                5,942,552 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,942,552 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,942,552 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        33.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    58124310                    13G                 PAGE 3 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Partners IV, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                5,942,552 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,942,552 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,942,552 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        33.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    58124310                    13G                 PAGE 4 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stamps, Woodsum & Co. IV
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts general partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                5,942,552 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,942,552 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,942,552 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        33.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    58124310                    13G                 PAGE 5 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Subordinated Debt Fund, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                5,942,552 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,942,552 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,942,552 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        33.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    58124310                    13G                 PAGE 6 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Partners SD, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited liability company
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                5,942,552 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,942,552 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,942,552 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        33.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    58124310                    13G                 PAGE 7 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stamps, Woodsum & Co. III
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts general partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                5,942,552 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,942,552 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,942,552 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        33.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    58124310                    13G                 PAGE 8 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Summit Investors II, L.P.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware limited partnership
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                5,942,552 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,942,552 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,942,552 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        33.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        PN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    58124310                    13G                 PAGE 9 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        E. Roe Stamps, IV
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                5,942,552 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,942,552 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,942,552 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        33.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    58124310                    13G                 PAGE 10 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Stephen G. Woodsum
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                5,942,552 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,942,552 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,942,552 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        33.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    58124310                    13G                 PAGE 11 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Gregory M. Avis
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                5,942,552 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,942,552 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,942,552 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        33.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    58124310                    13G                 PAGE 12 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Martin J. Mannion
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                5,942,552 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,942,552 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,942,552 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        33.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    58124310                    13G                 PAGE 13 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Bruce R. Evans
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                5,942,552 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,942,552 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,942,552 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        33.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    58124310                    13G                 PAGE 14 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Thomas S. Roberts
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                5,942,552 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,942,552 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,942,552 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        33.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    58124310                    13G                 PAGE 15 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Walter G. Kortschak
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                5,942,552 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,942,552 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,942,552 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        33.3%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    58124310                    13G                 PAGE 16 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Joseph F. Trustey
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                5,694,682 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,694,682 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,694,682 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        31.9%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    58124310                    13G                 PAGE 17 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Kevin P. Mohan
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                5,447,427 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,447,427 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,447,427 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        30.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                        -------------------
CUSIP NO.    58124310                    13G                 PAGE 18 OF 39 PAGES
---------------------                                        -------------------

================================================================================
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Peter Y. Chung
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP *
                                                                 (a)[ ]
                                                                 (b)[ ]
--------------------------------------------------------------------------------
  3     SEC USE ONLY


--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                           5    SOLE VOTING POWER

                                0 shares
        NUMBER OF          -----------------------------------------------------
         SHARES            6    SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY                5,447,427 shares
          EACH             -----------------------------------------------------
        REPORTING          7    SOLE DISPOSITIVE POWER
         PERSON
          WITH:                 0 shares
                           -----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER

                                5,447,427 shares
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        5,447,427 shares
--------------------------------------------------------------------------------
 10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *
        [ ]
--------------------------------------------------------------------------------
 11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        30.5%
--------------------------------------------------------------------------------
 12     TYPE OF REPORTING PERSON *

        IN
================================================================================
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  Schedule 13G
                                  ------------

Item 1(a).        Name of Issuer:  MCK Communications, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices: 313 Washington Street, Newton MA 02458.


Item 2(a). Names of Persons Filing: Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co. IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., Stamps, Woodsum & Co. III, Summit Investors II, L.P., and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, Martin J. Mannion, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak, Joseph F. Trustey, Kevin P. Mohan and Peter Y. Chung.

                  Summit Partners IV, L.P. is the sole general partner of Summit Ventures IV, L.P. Stamps, Woodsum & Co. IV is the sole general partner of Summit Partners IV, L.P. Summit Partners SD, L.P. is the sole general partner of Summit Subordinated Debt Fund, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners SD, L.P. Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts and Kortschak are individual general partners of Stamps, Woodsum & Co. III, Stamps, Woodsum & Co. IV and Summit Investors II, L.P. Messr. Trustey is an individual general partner of Stamps, Woodsum & Co. III, and Stamps, Woodsum & Co. IV. Messrs. Mohan and Chung are individual general partners of Stamps, Woodsum & Co. IV.

Item 2(b).        Address of Principal Business Office or, if None, Residence:
                  The address of the principal business office of Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co. IV, L.P., Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., Stamps, Woodsum & Co. III, Summit Investors II, L.P., and Messrs. Stamps, Woodsum, Mannion, Evans, Roberts, Trustey, and Mohan, is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis, Kortschak and Chung is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c). Citizenship: Each of Summit Ventures IV, L.P., Summit Partners IV, L.P., Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., and Summit Investors II, L.P., is a limited partnership organized under the laws of the State of Delaware. Each of Stamps, Woodsum & Co. III and Stamps, Woodsum & Co. IV is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts, Kortschak, Trustey, Mohan and Chung is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.001 par value per share.

Item 2(e).        CUSIP Number:58124310

                              Page 19 of 39 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not Applicable

Item 4.           Ownership.


                  (a)   Amount Beneficially Owned:

                        Each of Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co. IV, L.P., Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., Stamps, Woodsum & Co. III, Summit Investors II, L.P., (individually an "Entity" and collectively the "Entities") may be deemed to own beneficially 5,942,552 shares of Common Stock as of December 31, 1999. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts and Kortschak may be deemed to own beneficially 5,942,552 shares of Common Stock as of December 31, 1999. Mr. Trustey may be deemed to own 5,694,682 shares of Common Stock as of December 31, 1999. Messrs. Mahon and Chung may be deemed to own 5,447,427 shares of Common Stock as of December 31, 1999.

                        As of December 31, 1999, Summit Ventures IV, L.P. was the record owner of 5,447,427 shares of Common Stock. As of December 31, 1999, Summit Subordinated Debt Fund, L.P. was the record owner of 247,255 shares of Common Stock. As of December 31, 1999, Summit Investors II, L.P. was the record owner of 247,870 shares of Common Stock. The shares held of record by Summit Ventures IV, L.P., Summit Subordinated Debt Fund, L.P., and Summit Investors II, L.P., are referred to herein collectively as the "Record Shares." By virtue of the affiliate relationships among the Entities, each Entity may be deemed to own beneficially all of the Record Shares. Hence, each Entity may be deemed to own beneficially 5,942,552 shares of Common Stock. In their capacities as individual general partners of Stamps, Woodsum & Co. III, Stamps, Woodsum & Co. IV, and Summit Investors II, L.P., each of Messrs. Stamps, Woodsum, Avis, Mannion, Evans, Roberts and Kortschak may be deemed to own beneficially 5,942,552 shares of Common Stock. In his capacity as individual general partner of Stamps, Woodsum & Co. III and Stamps, Woodsum & Co. IV, Mr. Trustey may be deemed to own beneficially 5,694,682 shares of Common Stock. In their capacities as individual general partners of Stamps, Woodsum & Co. IV, Messrs. Mohan and Chung may be deemed to own beneficially 5,447,427 shares of Common Stock.

                        Each of the reporting persons expressly disclaims beneficial ownership of any shares of Common Stock of MCK Communications, Inc., except in the case of Summit Ventures IV, L.P., for the 5,447,427 shares which it holds of record, in the case of Summit Subordinated Debt Fund, L.P., for the 247,255

                              Page 20 of 39 Pages
                        shares which it holds of record and in the case of Summit Investors II, L.P., for the 247,870 shares which it holds of record.

                  (b)   Percent of Class:

                        Summit Ventures IV, L.P.:  33.3%
                        Summit Partners IV, L.P.:  33.3%
                        Stamps, Woodsum & Co. IV:  33.3%
                        Summit Subordinated Debt Fund, L.P.:  33.3%
                        Summit Partners SD, L.P.:  33.3%
                        Stamps, Woodsum & Co. III:  33.3%
                        Summit Investors II, L.P.:  33.3%
                        E. Roe Stamps, IV:  33.3%
                        Stephen G. Woodsum:  33.3%
                        Gregory M. Avis:  33.3%
                        Martin J. Mannion:  33.3%
                        Bruce R. Evans:  33.3%
                        Walter G. Kortschak:  33.3%
                        Thomas S. Roberts: 33.3%
                        Joseph F. Trustey:  31.9%
                        Kevin P. Mohan: 30.5%
                        Peter Y. Chang: 30.5%

                        The foregoing percentages are calculated based on the 17,869,489 shares of Common Stock reported to be outstanding in a Quarterly Report on Form 10-Q for MCK Communications, Inc. for the quarterly period ended October 31, 1999.

                  (c)   Number of shares as to which such person has:

                        (i)    sole power to vote or to direct the vote:

                               0 shares for each reporting person

                        (ii)   shared power to vote or to direct the vote:

                        Summit Ventures IV, L.P.:  5,942,552 shares
                        Summit Partners IV, L.P.:  5,942,552 shares
                        Stamps, Woodsum & Co. IV:  5,942,552 shares
                        Summit Subordinated Debt Fund, L.P.: 5,942,552 shares Summit Partners SD, L.P.: 5,942,552 shares
                        Stamps, Woodsum & Co. III:  5,942,552 shares
                        Summit Investors II, L.P.: 5,942,552 shares
                        E. Roe Stamps, IV:  5,942,552 shares
                        Stephen G. Woodsum:  5,942,552 shares
                        Gregory M. Avis:  5,942,552 shares

                              Page 21 of 39 Pages

                        Martin J. Mannion:  5,942,552 shares
                        Bruce R. Evans:  5,942,552 shares
                        Walter G. Kortschak:  5,942,552 shares
                        Thomas S. Roberts:  5,942,552 shares
                        Joseph F. Trustey:  5,694,682 shares
                        Kevin P. Mohan:  5,447,427 shares
                        Peter Y. Chang:  5,447,427 shares


                        (iii) sole power to dispose or direct the disposition of:

                               0 shares for each reporting person

                        (iv) shared power to dispose or direct the disposition of:

                        Summit Ventures IV, L.P.:  5,942,552 shares
                        Summit Partners IV, L.P.:  5,942,552 shares
                        Stamps, Woodsum & Co. IV:  5,942,552 shares
                        Summit Subordinated Debt Fund, L.P.: 5,942,552 shares Summit Partners SD, L.P.: 5,942,552 shares
                        Stamps, Woodsum & Co. III:  5,942,552 shares
                        Summit Investors II, L.P.:  5,942,552 shares
                        E. Roe Stamps, IV:  5,942,552 shares
                        Stephen G. Woodsum:  5,942,552 shares
                        Gregory M. Avis:  5,942,552 shares
                        Martin J. Mannion:  5,942,552 shares
                        Bruce R. Evans:  5,942,552 shares
                        Walter G. Kortschak:  5,942,552 shares
                        Thomas S. Roberts:  5,942,552 shares
                        Joseph F. Trustey:  5,694,682 shares
                        Kevin P. Mohan:  5,447,427 shares
                        Peter Y. Chang:  5,447,427 shares

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

                              Page 22 of 39 Pages

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(1)(ii)(J).

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                              Page 23 of 39 Pages

                                   SIGNATURES
                                   ----------

      After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.
                    ---------

Dated:  February 11, 2000.

SUMMIT VENTURES IV, L.P.                        SUMMIT INVESTORS II, L.P.

By:   Summit Partners IV, L.P.                  By:            *
                                                      --------------------------
                                                      General Partner
By:   Stamps, Woodsum & Co. IV
                                                SUMMIT PARTNERS IV, L.P.
      By:                   *
              -----------------------
              E. Roe Stamps, IV                 By:   Stamps, Woodsum & Co. IV
              General Partner
                                                      By:        *
                                                          ----------------------
                                                          E. Roe Stamps, IV
                                                          General Partner
SUMMIT SUBORDINATED DEBT FUND, L.P.
                                                SUMMIT PARTNERS SD, L.P.
By:   Summit Partners SD, L.P.
                                                By:   Stamps, Woodsum & Co. III
By:   Stamps, Woodsum & Co. III
                                                      By:            *
                                                         -----------------------
      By:                   *                            E. Roe Stamps, IV
              -----------------------                    General Partner
              E. Roe Stamps, IV
              General Partner


STAMPS, WOODSUM & CO. IV                        STAMPS, WOODSUM & CO. III

By:                         *                   By:                  *
      -------------------------------------           --------------------------
      E. Roe Stamps, IV                               E. Roe Stamps, IV
      General Partner                                 General Partner

                            *                                        *
-------------------------------------------     --------------------------------
E. Roe Stamps, IV                               Martin J. Mannion

                            *                                        *
-------------------------------------------     --------------------------------
Stephen G. Woodsum                              Joseph F. Trustey

                            *                                        *
-------------------------------------------     --------------------------------
Gregory M. Avis                                 Bruce R. Evans

                              Page 24 of 39 Pages

                                                                     *
                                                --------------------------------
                                                Walter G. Kortschak

                                                                     *
                                                --------------------------------
                                                Thomas S. Roberts

                                                                     *
                                                --------------------------------
                                                Kevin P. Mohan

                                                                     *
                                                --------------------------------
                                                Peter Y. Chung


                                                *By:  /s/ Thomas F. Farb
                                                      --------------------------
                                                      Thomas F. Farb
                                                      Attorney-in-fact







* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.
                       ---------

                              Page 25 of 39 Pages